EXHIBIT 10.1

EMPLOYMENT AGREEMENT

                                THIS EMPLOYMENT AGREEMENT, effective the 4th day of October, 2016 (the “Agreement”), is entered into by and between WELLTOWER INC., a Delaware corporation (the “Corporation”), and MERCEDES T. KERR (the “Executive”).

                                WHEREAS, the Corporation wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive is willing to serve in the employ of the Corporation for such period upon the terms and conditions set forth in this Agreement.

                                NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

                1.             EMPLOYMENT

                                The Corporation hereby agrees to employ the Executive as Executive Vice President – Business Development upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment and to serve in such position.  As Executive Vice President – Business Development, the Executive will (i) be responsible for the origination of new investment relationships and the development of existing investment relationships in the United States across the full health care continuum and (ii) undertake such other responsibilities as may be assigned to the Executive by the Corporation’s Chief Executive Officer (the “CEO”) from time to time.  In such capacity, the Executive shall report to the Corporation’s CEO and Board of Directors and shall have such powers and responsibilities consistent with her position as may be assigned.

                                Throughout the term of this Agreement, the Executive shall devote her best efforts and all of her business time and services to the business and affairs of the Corporation.

                2.             TERM OF AGREEMENT

                                The current term of employment under this Agreement shall expire on January 31, 2018.  Upon the expiration of such term, the term of employment hereunder shall automatically be extended without further action by the parties for successive two (2) year renewal terms, unless either party shall give at least six (6) months advance written notice to the other of her or its intention that this Agreement shall terminate upon the expiration of the current term or the then current renewal term, as the case may be. Notwithstanding the foregoing, if a Change in Corporate Control (as defined in Section 6 hereof) occurs during the term of this Agreement, the term of employment hereunder shall automatically be extended for twenty-four (24) months following the occurrence of the Change in Corporate Control.

                                The Corporation shall be entitled to terminate this Agreement immediately for any reason, subject to the continuing obligations of the Corporation under this Agreement.

                3.             SALARY AND BONUS

                                The Executive shall receive a base salary during the term of this Agreement at a rate of $484,500 per annum for 2016, and at a rate of not less than that amount per annum for subsequent years, payable in substantially equal semi-monthly installments.  The Compensation Committee of the Board of Directors shall consult with the CEO and review the Executive’s base salary at annual intervals, and may adjust the Executive’s annual base salary from time to time as the Committee deems to be appropriate.

                                The Executive shall also be eligible to receive an annual bonus from the Corporation each year during the term of this Agreement, with the actual amount of such bonus to be determined by the Compensation Committee of the Corporation’s Board of Directors, using such performance measures as the Committee deems to be appropriate.  Such bonus, if any, shall be paid to the Executive no later than sixty (60) days after the end of the year to which the bonus relates.

                4.             ADDITIONAL COMPENSATION AND BENEFITS

                                The Executive shall receive the following additional compensation and welfare and fringe benefits during the term of the Agreement:

                                (a)           Stock Options and Other Long-Term Incentives.  During the term of the Agreement, any stock options, restricted stock or other awards granted under the 2016 Long-Term Incentive Plan shall be at the discretion of the Compensation Committee of the Corporation’s Board of Directors.

                                (b)           Health Insurance.  The Corporation shall provide the Executive and her dependents with health insurance, life insurance and disability coverage on terms no less favorable than that from time to time made available to other key employees.

                                (c)           Paid Time Off.  The Executive shall be entitled to paid time off (“PTO”) (based on number of years of service) in accordance with the Corporation’s PTO policy during the term of this Agreement and any extensions thereof.

                                (d)           Business Expenses.  The Corporation shall reimburse the Executive for all reasonable expenses she incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

                                In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Corporation as are generally applicable to other key employees, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.

                5.             PAYMENTS UPON TERMINATION

                                (a)           Involuntary Termination or Termination by Executive for Good Reason (as defined below).  If the Executive’s employment is involuntarily terminated by the Corporation or terminated by the Executive for Good Reason during the term of this Agreement, the Executive shall be entitled to the following:

(i)                   base salary accrued through the date of termination;

(ii)                 any accrued but unpaid vacation pay through the date of termination;

(iii)                any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)                 all stock options, restricted stock or other awards with time-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become fully vested and earned and payable and, in the case of stock options, exercisable in full and all stock options, restricted stock or other awards with performance-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become vested to the extent provided in the applicable award agreements;

(vi)               continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of her termination for the remaining term of the Agreement (but not less than six (6) months and not more than the period during which the Executive would be entitled to continuation coverage under Section 4980B of the Internal Revenue Code, as amended (the “Code”), if the Executive elected such coverage and paid the applicable premiums), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer; and

(vii)              subject to the Executive signing a general release of claims in favor of the Corporation and related persons and entities in a form and manner satisfactorily to the Corporation (the “Release”), and the Release becoming irrevocable within thirty (30) days after the date of termination, a series of monthly severance payments for each month during the remaining term of this Agreement, but not less than twelve (12) months (the “Severance Period”), each in an amount equal to one-twelfth (1/12th) of the sum of (A) the Executive’s base salary, as in effect on the date of termination, and (B) the average of the annual bonuses paid to the Executive for the prior three fiscal years preceding the termination date, which shall be paid to the Executive beginning with the first payroll date that begins thirty (30) days following the date of termination in accordance with the Corporation’s normal payroll practices, except to the extent delayed payments are required by Section 16 below.  The Executive shall be under no duty to mitigate the amounts owed to her under this paragraph by seeking such a replacement position but all payments of severance payments shall cease if the Executive violates the provisions of Section 10 hereof.

                                                All cash payments required to be paid pursuant to this Section (other than severance payments) shall be made to the Executive within sixty (60) days following the date of such termination.

                                For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s prior consent:  (1) the assignment of Executive to a position other than the Executive Vice President – Business Development of the Corporation (other than for Cause or by reason of permanent disability) or the assignment of duties materially inconsistent with such position if either such change in assignment constitutes a material diminution in the Executive’s authority, duties or responsibilities, or (2) the direction of Executive to report to anyone other than the Corporation’s CEO or Board of Directors if such change in reporting duties constitutes a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; provided, however, with respect to clauses (1) or (2) above, the Executive must have notified the Corporation within the first ninety (90) days following the initial date of such change in assignment or reporting duties that she regarded such change in assignment or reporting duties as grounds justifying resignation for Good Reason under this paragraph and the Corporation must have failed to cure such change in assignment or reporting duties within ninety (90) days following its receipt of such notice from the Executive; and provided further, the Executive must have resigned under this paragraph within one (1) year following the initial existence of a change in assignment or reporting duties described herein.

                                (b)           Disability.  The Corporation shall be entitled to terminate the Executive’s employment if the Board of Directors determines that the Executive has been unable to attend to her duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board of Directors that such condition prevents the Executive from resuming full performance of her duties and is likely to continue for an indefinite period.  Upon such termination, the Executive shall be entitled to the following:

(i)                   base salary accrued through the date of termination;

(ii)                 any accrued but unpaid vacation pay through the date of termination;

(iii)                any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v)                 all stock options, restricted stock or other awards with time-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become fully vested and earned and payable and, in the case of stock options, exercisable in full and all stock options, restricted stock or other awards with performance-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become vested to the extent provided in the applicable award agreements.

                                                All cash payments required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination.

                                (c)           Termination for Cause.  If the Executive’s employment is terminated by the Corporation for Cause, the Executive shall be entitled to the following:

(i)                   base salary accrued through the date of termination;

(ii)                 any accrued but unpaid vacation pay through the date of termination;

(iii)                any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date; and

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan.

                                                All cash payments required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination.

                                For purposes of this Agreement, “Cause” shall mean:  (1) action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 9 and 10 herein; (2) the Executive being convicted of a felony; (3) the Executive being convicted of any crime or offense that is not a felony but was (x) committed in connection with the performance of her duties hereunder or (y) involved moral turpitude; or (4) the intentional and willful failure by the Executive to substantially perform her duties hereunder as directed by the Corporation’s CEO (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made on the Executive by the Board of Directors.

(d)           Voluntary Termination or Resignation by the Executive.  If the Executive voluntarily terminates (but not by reason of expiration of the term) or resigns her employment, the Executive shall be entitled to the following:

                (i)            base salary accrued through the date of termination;

(ii)                 any accrued but unpaid vacation pay through the date of termination;

(iii)                any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date; and

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan.

                                                All cash payments required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination.

                                (e)           Termination upon Expiration of the Term.  If the Executive’s employment terminates as a result of the expiration of the term of this Agreement, the Executive shall be entitled to the following:

(i)                   base salary accrued through the date of termination;

(ii)                 any accrued but unpaid vacation pay through the date of termination;

(iii)                any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v)                 in the event the expiration of the term of this Agreement is as a result of non-renewal of the Agreement by the Corporation, all stock options, restricted stock or other awards with time-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become fully vested and earned and payable and, in the case of stock options, exercisable in full and all stock options, restricted stock or other awards with performance-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become vested to the extent provided in the applicable award agreements.

                                                All cash payments required to be paid pursuant to this Section shall be made to the Executive within sixty (60) days following the date of such termination.

                6.             CHANGE IN CORPORATE CONTROL

                                (a)           In the event of a Change in Corporate Control (as defined below), all stock options, restricted stock or other awards with time-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become fully vested and earned and payable and, in the case of stock options, exercisable in full and all stock options, restricted stock or other awards with performance-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become vested to the extent provided in the applicable award agreements.

                                (b)           at any time during the period of twenty-four (24) consecutive months following the occurrence of a Change in Corporate Control (as defined below), and during the term of this Agreement, the Executive is involuntarily terminated (other than for Cause), or resigns her employment for Good Reason, the Executive shall be entitled to the following:

(i)                   base salary accrued through the date of termination;

(ii)                 any accrued but unpaid vacation pay through the date of termination;

(iii)                any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)                 continued coverage at the Corporation’s expense under any life, health and disability insurance programs maintained by the Corporation in which the Executive participated at the time of her termination for the remaining term of the Agreement (but not less than six (6) months and not more than the period during which the Executive would be entitled to continuation coverage under Section 4980B of the Code  if the Executive elected such coverage and paid the applicable premiums), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer; and

(vi)               a lump sum severance payment equal to the present value of a series of monthly severance payments for twenty-four (24) months, each in an amount equal to one-twelfth (1/12th) of the sum of (A) the Executive’s base salary, as in effect at the time of the Change in Corporate Control, and (B) the average of the annual bonuses paid to the Executive for the prior three fiscal years of the Corporation ending prior to the Change in Corporate Control.  Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in the Wall Street Journal (or similar publication) on the date of the Change in Corporate Control.

                                                All cash payments required to be paid pursuant to this Section (other than severance) shall be made to the Executive within sixty (60) days following the date of such termination.  The lump sum severance payment described in the preceding subsection (viii) shall also be paid within sixty (60) days, except to the extent a delayed payment is required by Section 16 below.  Notwithstanding the foregoing,  the severance payment under this Section shall be payable on a monthly basis instead of a lump sum if the “Change in Corporate Control” does not constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(g).

                (c)           For purposes of this Agreement, a “Change in Corporate Control” shall mean:

                (i)            the acquisition in one or more transactions of more than twenty percent (20%) of the Corporation’s outstanding common stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) by any corporation, or other person or group (within the meaning of Section 14(d)(3) of the Securities Exchange Act of 1934, as amended), except for acquisitions of the Corporation’s outstanding common stock by (A) the Corporation or an affiliate or subsidiary of the Corporation, (B) an employee benefit plan (or any trust forming a part thereof) of the Corporation, or (C) an underwriter temporarily holding securities of the Corporation pursuant to an offering of such securities;

                (ii)           stockholder approval of a plan for the liquidation or sale of substantially all of the assets of the Corporation;

                (iii)          the consummation of any merger or consolidation involving the Corporation, unless (A) the stockholders of the Corporation, immediately before such merger or consolidation, own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the then outstanding shares of common stock (or the equivalent in voting power of any class or classes of securities of the corporation entitled to vote in elections of directors) of the corporation resulting from such merger or consolidation (the “Surviving Company”) in substantially the same proportion as their ownership of the Corporation’s outstanding common stock (or the equivalent in voting power of any class or classes of securities of the Corporation entitled to vote in elections of directors) immediately before such merger or consolidation, and (B) the persons who were Continuing Directors (as defined below) immediately prior to the execution of the agreement providing for such merger or consolidation constitute more than fifty percent (50%) of the members of the Board of Directors of the Surviving Company; or

                (iv)          during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board of Directors (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board of Directors.  For this purpose, any person who is nominated for election as a member of the Board of Directors after May 5, 2016 shall also be considered a “Continuing Director” if, and only if, her or her nomination for election to the Board of Directors is approved or recommended by a majority of the members of the Board of Directors (or of the relevant Nominating Committee) and at least five (5) members of the Board of Directors are themselves Continuing Directors at the time of such nomination.

                                (d)           Notwithstanding anything else in this Agreement, if any payment, accelerated vesting or other benefit provided by the Corporation to the Executive in connection with a Change in Corporate Control, whether paid or payable pursuant to the terms of this Agreement or otherwise (a “Parachute Payment”) is determined to be a parachute payment subject to the excise tax imposed by Section 4999 of the Code or any other tax having the same effect (such excise tax or other tax, together with any interest and penalties incurred by the Executive with respect to such taxes, are collectively referred to herein as the “Excise Tax”), and if reducing the amount of the payments would result in greater benefits to the Executive (after taking into consideration the payment by the Executive of all income and excise taxes that would be owing as a result of the Parachute Payment), the payments will be reduced by the amount necessary to maximize the benefits received by the Executive, determined on an after-tax basis.

                7.             DEATH

                                If the Executive dies during the term of this Agreement, the Corporation shall pay to the Executive’s estate the following:

(i)                   base salary accrued through the date of death;

(ii)                 any accrued but unpaid vacation pay through the date of death;

(iii)                any bonuses earned but unpaid with respect to fiscal years or other completed periods preceding the date of death;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v)                 all stock options, restricted stock or other awards with time-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become fully vested and earned and payable and, in the case of stock options, exercisable in full and all stock options, restricted stock or other awards with performance-based vesting granted to the Executive under any deferred compensation, incentive or other benefit plan maintained by the Corporation shall become vested to the extent provided in the applicable award agreements.

                                                All cash payments required to be paid pursuant to this Section shall be made to the estate within sixty (60) days following the date of death.

                8.             WITHHOLDING

                                The Corporation shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

                9.             PROTECTION OF CONFIDENTIAL INFORMATION

                                The Executive agrees that she will keep all confidential and proprietary information of the Corporation or relating to its business confidential, and that she will not (except with the Corporation’s prior written consent), while in the employ of the Corporation or thereafter, disclose any such confidential information to any person, firm, corporation, association or other entity, other than in furtherance of her duties hereunder, and then only to those with a “need to know.”  The Executive shall not make use of any such confidential information for her own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Corporation) under any circumstances during or after the term of her employment.  The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Corporation or is otherwise in the public domain at the time of disclosure.

                                The Executive recognizes that because her work for the Corporation may bring her into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 9 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.

                10.          COVENANT NOT TO COMPETE

                                The Executive hereby agrees that she will not, either during the employment term or during the period of one (1) year from the time the Executive’s employment under this Agreement ceases (for whatever reason other than after the expiration of the term of this Agreement as a result of the Corporation electing not to renew the term thereof), engage in any business activities on behalf of any enterprise which competes with the Corporation in the business of (i) ownership or operation of Health Care Facilities (defined below); ( ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities. “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects.  The Executive will be deemed to be engaged in such competitive business activities if she participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

                                The Executive agrees that she shall not, for a period of one year from the time her employment under this Agreement ceases (for whatever reason other than after the expiration of the term of this Agreement as a result of the Corporation electing not to renew the term thereof), or, if later, during any period in which she is receiving monthly severance payments under Section 5 of this Agreement, solicit any employee or full-time consultant of the Corporation for the purposes of hiring or retaining such employee or consultant.

                11.          INJUNCTIVE RELIEF

                                The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction.  This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.

                                It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

                12.          NOTICES

                                All notices or communications hereunder shall be in writing and sent certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

                If to the Corporation:

                Welltower Inc.

                4500 Dorr Street

                Toledo, OH 43615

                                          Attention:  Matthew McQueen, Senior Vice President – General Counsel and Corporate Secretary

                If to the Executive:

                Mercedes T. Kerr

                4500 Dorr Street

                Toledo, OH 43615

The actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

                13.          SEPARABILITY

                                If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                14.          ASSIGNMENT

                                This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

                15.          ENTIRE AGREEMENT

                                This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive.  The Agreement may be amended at any time by mutual written agreement of the parties hereto.

                16.          SECTION 409A COMPLIANCE

                                This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4).  Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2).  In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  To the extent any amounts under this Agreement are payable by reference to Executive’s “termination,” “termination of employment,” or similar phrases, such term shall be deemed to refer to the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) with the Corporation and all entities treated as a single employer with the Corporation under Sections 414(b) and (c) of the Code but substituting a 50% ownership level for the 80% ownership level set forth therein).  Notwithstanding any other provision in this Agreement, if the Executive is a “Specified Employee” (as defined Treasury Regulation Section 1.409A-1(i) on December 31st of the prior calendar year), as of the date of the Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, together with interest at an annual rate equal to the interest rate specified by KeyBank for a six-month certificate of deposit, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing).  Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

                17.          GOVERNING LAW AND FORUM SELECTION

                                This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Ohio, other than the conflict of laws provisions of such laws.  Both the Corporation and the Executive submit to the exclusive jurisdiction of the state courts located in Lucas County, Ohio and to the United States District Court for the Northern District of Ohio as to all actions and proceedings relating in any way to this Agreement and/or to the Executive's relationship with the Corporation.

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                                IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set her hand, as of the day and year first above written.

                                                                                                                WELLTOWER INC.

                                                                                                                By:  /s/ Matthew McQueen______________

                                                                                                                Name:        Matthew McQueen

Title:           Senior Vice President – General    Counsel and Corporate Secretary

                                                                                                                EXECUTIVE:

                                                                                                                /s/ Mercedes T. Kerr___________________

                                                                                                                Mercedes T. Kerr